UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 17, 2015

Famous Dave’s of America, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-21625	41-1782300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12701 Whitewater Drive, Suite 200, Minnetonka, MN	55343
(Address of principal executive offices)	(Zip Code)

(952) 294-1300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 17, 2015, the Company entered into a severance agreement (the “Severance Agreement”) with Richard A. Pawlowski, the Company’s Chief Financial Officer. Pursuant to the agreement, Mr. Pawlowski will be entitled to receive severance pay upon termination of his employment by the Company without “cause” (and other than by reason of retirement, death or disability), or upon termination of employment by Mr. Pawlowski for “good reason” (as such terms are defined in the Severance Agreement). If termination of employment occurs prior to the two-year anniversary of the date of the Severance Agreement, the severance amount will be equal to twelve months of annualized base salary and paid over twelve months in accordance with the Company’s regular payroll practices. If termination occurs on or after the two–year anniversary of the date of the Severance Agreement, the severance amount will be equal to six months of annualized base salary and paid over six months in accordance with the Company’s regular payroll practices. In each case, the timing of severance payments may subject to compliance with the deferred compensation rules under Section 409A of the Internal Revenue Code of 1986, as amended. Severance payments are conditioned upon Mr. Pawlowski signing and not revoking a general release that is satisfactory to the Company.

Under the Severance Agreement, Mr. Pawlowski agreed not to compete with the Company, or solicit employees of the Company, for two years after the termination of his employment with the Company.

A copy of the Severance Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Severance Agreement dated August 17, 2015 between Famous Dave’s of America, Inc. and Richard A. Pawlowski

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAMOUS DAVE’s OF AMERICA, INC.

Date: August 21, 2015	By:	/s/ Richard A. Pawlowski
	Name:	Richard A. Pawlowski
	Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Severance Agreement dated August 17, 2015 between Famous Dave’s of America, Inc. and Richard A. Pawlowski